28 American Strategic Income Portfolio III
Shareholder UPDATE (Unaudited)
Annual Meeting Results
An annual meeting of the Fund's shareholders was held
on October 28, 2003. Each matter voted upon at that
meeting, as well as the number of votes cast for, against
or withheld, the number of abstentions, and the number
of broker non-votes with respect to such matters, are set
forth below.
(1) The Fund's shareholders elected the following nine
directors:
Shares Shares Withholding
Voted "For" Authority to Vote
Benjamin R. Field III .......................... 19,794,823 244,097
Mickey P. Foret ................................. 19,791,556 247,364
Robert A. Gibson ............................... 19,794,031 244,889
Victoria J. Herget .............................. 19,797,774 241,146
Leonard W. Kedrowski ...................... 19,795,217 243,703
Richard K. Riederer........................... 19,796,583 242,337
Joseph D. Strauss............................. 19,797,439 241,481
Virginia L. Stringer ............................ 19,795,953 242,967
James M. Wade ................................ 19,796,341 242,579
(2) The Fund's shareholders ratified the selection by the Fund's board of directors of Ernst & Young as the independent public accountants for the Fund for the fiscal year ending May 31, 2004. The following votes were cast regarding this matter:
Shares Shares Broker
Voted "For" Voted "Against" Abstentions Non-Votes
19,514,286 374,887 149,746 -